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                                 EXHIBIT  21.1

                    SUBSIDIARIES OF MAI SYSTEMS CORPORATION



     The following is a list showing MAI Systems Corporation and each of its subsidiaries, as of December 31, 1995, indicating as to each the jurisdiction under the laws of which it was organized. The names of the subsidiaries are indented below the names of their respective parent corporation. In the case of each subsidiary, its immediate parent owns beneficially all of its voting securities except for Gaming Systems International whose voting securities are owned 70% by MAI Systems Corporation and 30% by VSOP Computer, Inc.


                                                    JURISDICTION OF
               NAME                                  INCORPORATION
             MAI Systems Corporation                   Delaware
             MAI Canada, LTD                           Canada
             MAI del Caribe, Inc.                      Delaware
             Computerized Lodging Systems, B.V         Netherlands
             MAI de Venezuela S.A                      Venezuela
             Gaming Systems International              Nevada